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                                                                   Exhibit 3.1.1

                          ORIGINAL RESEARCH CORPORATION

                             ARTICLES SUPPLEMENTARY

                  Original Research Corporation, a Maryland corporation having its principal office in Laurel, Maryland (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SEVENTH of the Articles of Incorporation of the Corporation (the "Charter"), the Board of Directors has duly divided and classified 75,000 shares of the capital stock of the Corporation, par value one cent ($.01) per share, into a series designated Convertible Preferred Stock, Series A (the "Convertible Preferred Stock") and has authorized the issuance of such series.

                  SECOND: A description of the Convertible Preferred Stock, including the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of conversion into shares of Common Stock of the Corporation is as follows:

                  1. DIVIDEND PROVISIONS. The holders of shares of Convertible Preferred Stock shall be entitled to receive


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dividends, out of any assets legally available therefor, on a PARI PASSU basis with the holders of shares of Common Stock of the Corporation. The amount of such dividend, per share, payable to the holders of the convertible Preferred Stock shall equal the quotient of (a) the remainder of (i) 49% of the aggregate amount of all cash dividends or other distributions on the Common Stock and Convertible Preferred Stock of the Corporation, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) declared on the Common Stock of the Corporation, less (ii) the amount of such dividends declared and payable with respect to 182,500 shares of such Common Stock (such number of shares being appropriately adjusted after the effective date hereof in the event of any split, subdivision, stock dividend, combination or recapitalization of the outstanding Common Stock), together with such additional shares of Common Stock which were issued upon the conversion of shares of the Convertible Preferred Stock (the total number of such shares of Common Stock referred to in this clause (ii) is hereinafter referred to as the "Designated Common Stock"), divided by (b) the total number of shares of Convertible Preferred Stock then outstanding.


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                  2.       LIQUIDATION PREFERENCE.

                           (a) In the event of any liquidation, dissolution or
winding up of the Corporation, either voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other shares of capital stock ranking junior to the Convertible Preferred Stock by reason of their ownership thereof, an amount per share equal to $10.00 for each outstanding share of Convertible Preferred Stock plus all declared but unpaid dividends thereon, if any. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Convertible Preferred Stock shall be distributed ratably among the holders of the Convertible Preferred Stock in proportion to the amount of such Stock owned by each such holder.

                           (b) After the distribution described in subsection
(a) has been paid, shares of Convertible Preferred Stock shall be entitled to no further participation in the


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distribution of the assets of the Corporation and shall have no further rights of conversion.

                  3. CONVERSION. The holders of the Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a) AUTOMATIC CONVERSION. If the 1990 EBIT
(hereinafter defined) is equal to or in excess of $1,300,000, each share of Convertible Preferred Stock shall automatically be converted on the thirtieth day following the Conversion Date into such number of fully paid and nonassessable shares of Common Stock as is equal to the Convert Number (hereinafter defined).

                           (b) OPTIONAL CONVERSION. If the 1990 EBIT
(hereinafter defined) is less than $1,300,000, each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, during the period from the Conversion Date until the second anniversary of the Conversion Date, at the office of the Corporation or any transfer agent for the Convertible Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is equal to the Convert Number (hereinafter defined); provided that if any holder of the Convertible Preferred Stock wishes to extend the conversion


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period as provided herein, such holder shall so elect in writing delivered to the Corporation within the 60 days following the Conversion Date, and if no such writing is delivered to the Corporation within such 60 day period, the Convertible Preferred Stock in respect of which no such election is delivered shall automatically be converted on the expiration of such 60 day period into such number of fully paid and nonassessable shares of Common Stock as is equal to the Convert Number.

                           (c) DEFINITIONS.

                                 (i) "Conversion Date" shall mean the earlier of
March 31, 1991 or the date the audited financial statements of the Corporation for the fiscal year ended December 31, 1990 (the "1990 Financials") are first released to the holders of the Convertible Preferred Stock.

                                 (ii) "Convert Number" shall mean the quotient
of (A) that number of shares of Common Stock which, when added to the number of shares of Designated Common Stock, will result in the aggregate of such shares being equal to the Equity Percentage (hereinafter defined) of all outstanding Common Stock (including the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock)


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and assuming issuance of all shares of Common Stock reserved for issuance pursuant to any stock incentive or other plan or subject to issuance upon exercise of any option, warrant, or other right to acquire shares of Common Stock (except for such shares of Common Stock as are reserved for issuance upon conversion of the Convertible Preferred Stock), divided by (B) the number of then outstanding shares of Convertible Preferred Stock.

                                 (iii) "1990 EBIT" shall mean the earnings
before income taxes of the Corporation for its fiscal year ending December 31, 1990 as determined in accordance with generally accepted accounting principles consistently applied and as set forth in the Corporation's 1990 financials, plus the aggregate amount of any administrative services fee paid to Safeguard Scientifics, Inc. or any affiliate thereof with respect to such fiscal year, and without taking into account any employee bonuses or other incentive compensation payable therefrom.


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                                 (iv) "Equity Percentage" shall mean the
percentage set forth below opposite the range which includes the 1990 EBIT:

      1990 EBIT                             EQUITY PERCENTAGE
      ---------                             -----------------
$10,400,000 or greater                         27.96%
$5,200,000 to $10,399,999                      29.80%
$2,600,000 to $5,199,999                       32.40%
$2,300,000 to $2,599,999                       37.60%
$2,000,000 to $2,299,999                       43.38%
$1,700,000 to $1,999,999                       49.00%
$1,500,000 to $1,699,999                       52.58%
$1,3000,000 to $1,499,999                      56.50%
Less than $1,300,000                           59.77%


                           (d) MECHANICS OF CONVERSION. Before any holder of
Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the


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certificate or certificates for shares of Common Stock are to be issued. The
Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Upon conversion of any Convertible Preferred Stock, all dividends declared but unpaid on the Convertible Preferred Stock shall be paid.

                           (e) RECAPITALIZATIONS. If at any time or from time to
time there shall be a recapitalization of the Common Stock, provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization


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                           (f) NO IMPAIRMENT. The Corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of these Articles Supplementary and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred Stock against impairment.

                           (g) NO FRACTIONAL SHARES. No fractional shares shall
be issued upon conversion of the Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                           (h) RECORD DATE. In the event of any taking by the
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any


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other right, the Convertible Preferred Stock shall have the same record date as established for the Common Stock and the holders of the Convertible Preferred Stock shall be provided the same notice thereof as is provided to the holders of the Common Stock.

                                 (i) RESERVATION OF STOCK ISSUABLE UPON
CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock; and if any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.


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                           j. NOTICES. Any notice required by the provisions
hereof to be given to the holders of shares of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  4. VOTING RIGHTS. The holder of each share of Convertible Preferred Stock shall have the right to vote on all matters upon which holders of Common Stock are entitled to vote. The shares of Convertible Preferred Stock, in the aggregate, shall have the right to cast that number of votes (the "Preferred Votes") which, when combined with the number of such votes as may be cast by the Designated Common Stock shall equal 49% of all such votes as are eligible to be cast, and each share of Convertible Preferred Stock shall be entitled to cast that number of votes equal to the quotient of (a) the Preferred Votes, divided by (b) the total number of shares of Convertible Preferred Stock then outstanding. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to


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any questions upon which holders of Common Stock have the right to vote. Such voting rights shall be exercised only as a class which includes the Common Stock and shall not be exercisable as a separate class except to the extent otherwise required by law or the express provisions of these Articles.

                  5. STATUS OF CONVERTED STOCK. In the event any shares of Convertible Preferred Stock shall be converted pursuant hereto, the shares so converted shall be cancelled and shall not be reissuable by the Corporation.


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                  IN WITNESS WHEREOF, Original Research Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 20th day of March, 1989.

ATTEST:                                        ORIGINAL RESEARCH CORORATION

/s/ Suzanne T. Brennan                               By:/s/ J. Schuyler Alland
----------------------------                            ----------------------
Suzanne T. Brennan                                         J. Schuyler Alland
Secretary                                                  President

                  THE UNDERSIGNED, President of Original Research Corporation, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, acknowledges in the name and on behalf of the Corporation that the foregoing Articles Supplementary are the corporate act of the Corporation and certifies that the matters and facts set forth in herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                         /s/ J. Schulyer Alland
                                                         ----------------------
                                                           J. Schulyer Alland


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